EXHIBIT 22


The following is a list of all subsidiaries of Microlytics, Inc. (the "Company") as of February 12, 1996:

              1.     Microlytics   Technology   Company,   Inc.*,   a  New  York
                     corporation, formerly known as Microlytics, Inc.

              2 Selectronics Far East, Ltd., a corporation organized under the laws of the Country of Hong Kong.

              3.     Selectronics Japan, a Japanese corporation.

              4.     MicroPages, Inc.*, a New York corporation.


*implies wholly-owned subsidiary.

In addition, Information Retrieval Technologies, Inc., a New York corporation, is a wholly-owned subsidiary of Microlytics Technology Company, Inc.